As filed with the U.S. Securities and Exchange Commission on April 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Surrozen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	30-1374889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Oyster Point Blvd, Suite 300

South San Francisco, CA 94080

(650) 489-9000

(Address of principal executive offices, including zip code)

Surrozen, Inc. 2021 Equity Incentive Plan

Surrozen, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Craig Parker

President and Chief Executive Officer

Surrozen, Inc.

171 Oyster Point Blvd, Suite 400

South San Francisco, CA 94080

(650) 489-9000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Surrozen, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) an additional 142,862 shares of the Registrant’s common stock, par value $0.0001 per share, to be issued pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) an additional 28,572 shares of common stock to be issued pursuant to the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

The Registrant previously registered shares of its common stock for issuance under the 2021 Plan and 2021 ESPP under registration statements on Form S-8 filed with the Commission on March 31, 2023 (File No. 333-271017), March 29, 2022 (File No. 333-263924) and November 8, 2021 (File No. 333-260858). The contents of the previous registration statements referenced above, to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2021 Plan and the 2021 ESPP, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-39635) for the year ended December 31, 2023 filed with the Commission on April 10, 2024.

(b)	The Registrant’s Current Reports on Form 8-K (File No. 001-39635) filed with the Commission on January 18, 2024, February 7, 2024 and April 2, 2024.

(c)

The description of the Registrant’s common stock which is contained in Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Commission on March 31, 2023 (File No. 001-39635).

(d)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Names Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation of Surrozen, Inc.	8-K	001-39635	3.1	August 17, 2021
4.2	Certificate of Amendment to the Certificate of Incorporation of Surrozen, Inc.	8-K	001-39635	3.1	December 13, 2023
4.3	Amended and Restated Bylaws of Surrozen, Inc.	8-K	001-39635	3.1	October 13, 2023
4.4	Specimen Warrant Certificate.	S-1/A	333-249394	4.3	October 13, 2020
4.5	Amended and Restated Warrant Agreement, dated as of March 31, 2023, by and between Surrozen, Inc. and Continental Stock Transfer & Trust Company.	10-K	001-39635	4.6	March 31, 2023
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page hereto).
99.1	Surrozen, Inc. 2021 Equity Incentive Plan.	10-K	001-39635	10.2	April 10, 2024
99.2	Surrozen, Inc. 2021 Employee Stock Purchase Plan.	10-K	001-39635	10.5	April 10, 2024
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 10, 2024.

SURROZEN, INC.

By:	/s/ Craig Parker
Craig Parker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Parker and Charles Williams, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig Parker Craig Parker	President and Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2024

/s/ Charles Williams Charles Williams	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	April 10, 2024

/s/ David J. Woodhouse, Ph.D. David J. Woodhouse, Ph.D.	Chair of the Board of Directors	April 10, 2024

/s/ Anna Berkenblit, M.D.	Director	April 10, 2024
Anna Berkenblit, M.D.

/s/ Eric Bjerkholt	Director	April 10, 2024
Eric Bjerkholt

/s/ Christopher Chai	Director	April 10, 2024
Christopher Chai

/s/ Mary Haak-Frendscho, Ph.D.	Director	April 10, 2024
Mary Haak-Frendscho, Ph.D.

/s/ Tim Kutzkey, Ph.D.	Director	April 10, 2024
Tim Kutzkey, Ph.D.

/s/ Shao-Lee Lin, M.D., Ph.D.	Director	April 10, 2024
Shao-Lee Lin, M.D., Ph.D.

/s/ Mace Rothenberg, M.D.	Director	April 10, 2024
Mace Rothenberg, M.D.